Exhibit 2.1

FORM OF

AGREEMENT FOR THE PURCHASE AND SALE

OF AN

EXTENDED-STAY FACILITY

THIS AGREEMENT FOR THE PURCHASE AND SALE OF AN EXTENDED-STAY FACILITY (this "Agreement") is made and entered into as of the 15th day of June, 2006 by and between __________, a ____________ (hereinafter referred to as “Seller") and Supertel Limited Partnership, a Virginia limited partnership (hereinafter referred to as "Purchaser").

W I T N E S S E T H:

WHEREAS, Seller desires to sell and Purchaser desires to purchase the Property (as hereinafter defined) consisting of an extended-stay hotel facility subject to the terms and conditions hereinafter set forth; and

WHEREAS, Purchaser also desires to purchase additional extended-stay facilities from other corporations and limited liability companies which are affiliated with Seller, namely _______ (“_______”), ________ (“_______”), ________ (“________”), ________ (“________”), Georgia Limited Liability Companies, and ________ (“________”), and ________ (“________”), Georgia corporations. _____, _____, _____, _____, _____ and _____ shall hereinafter be collectively referred to as the “Affiliated Companies”.

NOW, THEREFORE, for and in consideration of the Earnest Money (as that term is defined herein), the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby expressly acknowledged by the parties hereto, the parties hereto do hereby covenant and agree as follows:

1.             Purchase and Sale of Property. Subject to and in accordance with the terms and provisions of this Agreement, Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Seller, the Property, which term "Property" shall mean and include the following:

(a)

all of those tracts or parcels of land located in _______ County, ________, and being more particularly described on Schedule 1a attached hereto and by this reference made a part hereof (hereinafter referred to as the "Land"); and

(b)

all rights, privileges, and easements appurtenant to the Land, including all water rights, mineral rights, reversions, or other appurtenances to said Land, and all right, title, and interest of Seller, if any, in and to any land lying in the bed of any street, road, alley, or right-of-way, open or proposed, adjacent to or abutting the Land; and

(c)

all buildings, structures, and improvements situated on the Land, including, without limitation, that certain extended-stay facility containing approximately _____ guestrooms, all parking areas and other amenities located on the Land, and all apparatus, elevators, built-in appliances, equipment, pumps, machinery, plumbing, heating, air conditioning, and electrical and other fixtures located on the Land (all of which are together hereinafter referred to as the "Improvements"); and

(d)

all personal property now located on or to be located on or in, or used in connection with, the Land and Improvements, including, without limitation, all other equipment, supplies, tools, furniture, furnishings, office equipment, fittings, appliances, shades, wall-to-wall carpet, draperies, screens and screening, art, awnings, plants, shrubbery, landscaping, lawn care and building maintenance equipment, vending machines and other furnishings or items of personal property owned by Seller and used or to be used in connection with the operation of the Land and Improvements, less and except licenses for the use of intellectual property and leases for the use of tangible personal property to the extent they are not transferable (all of which are together hereinafter referred to as the "Personal Property") (the licenses and tangible personal property not transferable which are not included in the Personal Property are described in Schedule 1d attached hereto); and

(e)	all of Seller's right, title, and interest, as operator, in and to each of the Guest Agreements (as hereinafter defined); and
(f)	all governmental licenses and permits.

2.            Earnest Money. Within three (3) business days after the full execution of this Agreement, Purchaser shall deliver to Platte County Title & Escrow Company ("Escrow Agent"), whose offices are at 2511 15th Street, Columbus, Nebraska 68601, Purchaser's check, payable to Escrow Agent, in the amount of Five Thousand and No/100 Dollars ($5,000.00) (the "Earnest Money"), which Earnest Money shall be held and disbursed by Escrow Agent pursuant to a written Escrow Agreement, a copy of which is attached hereto as Schedule 2 and by this reference made a part hereof. On the day of the expiration of the Inspection Period, an additional Five Thousand and No/100 Dollars ($5,000.00) in Earnest Money shall be delivered to Escrow Agent. The Earnest Money shall be paid by Escrow Agent to Seller at Closing and shall be applied as a credit to the Purchase Price (as hereinafter defined). All interest and other income from time to time earned on the Earnest Money shall belong to Purchaser and shall be disbursed to Purchaser at any time or from time to time as Purchaser shall direct Escrow Agent, all as provided in the Escrow Agreement. In no event shall any such interest or other income be deemed a part of the Earnest Money.

3.             Purchase Price. Subject to adjustment and credits as otherwise specified in this Agreement, the purchase price (the "Purchase Price") to be paid by Purchaser to Seller for the Property shall be $_______. The Purchase Price shall be paid by Purchaser to Seller at the Closing (as hereinafter defined) by cashier's check or by wire transfer of immediately available federal funds, less the amount of Earnest Money and subject to prorations, adjustments, and credits as otherwise specified in this Agreement. The parties hereto acknowledge that the Purchase Price has been freely and fairly negotiated between the parties hereto and reflects, in the opinion of Purchaser and Seller, the fair market value of the Property.

4.             Purchaser's Inspection and Review Rights. Commencing on the effective date of this Agreement and subject to the rights of the Guests (as hereinafter defined), upon giving reasonable advance notice to one of Seller's corporate officers, Purchaser and its agents, engineers, or representatives, with Seller's full cooperation, shall have the privilege of going upon the Property as needed to inspect, examine, test, and survey the Property at all reasonable times and from time to time. Purchaser will give 24 hour prior notice to Seller's corporate officers of all persons entering upon the Property. Purchaser shall not interfere with the operations of the hotels located on the Property or annoy or disturb guests of said hotels while conducting such inspections. Purchaser hereby agrees to hold Seller harmless from any liens, claims, liabilities, and damages incurred through the exercise of such privilege.

5.             Special Conditions to Closing. Purchaser shall have until August 14, 2006 (the "Inspection Period") to make investigations, examinations, inspections, market studies, feasibility studies, and tests relating to the Property and the operation thereof in order to determine, in Purchaser's sole opinion and discretion, the suitability of the Property for acquisition by Purchaser. No invasive testing will be done without Seller’s prior written consent. Purchaser shall have the right to terminate this Agreement at any time prior to the expiration of the Inspection Period by giving written notice to Seller of such election to terminate. In the event Purchaser so elects to terminate this Agreement pursuant to this section, Escrow Agent shall pay to Seller the sum of Twenty-Five Dollars ($25.00) of the Earnest Money, the balance of the Earnest Money shall be refunded by Seller to Purchaser, whereupon, except as expressly provided to the contrary in this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement. Seller acknowledges that the sum of $25.00 is good and adequate consideration for the termination rights granted to Purchaser hereunder. In the event Purchaser does not elect to terminate this Agreement pursuant to this section, then all Earnest Money becomes non-refundable.

6.	Loan Assumption. The existing financing is not assumable.

7.             (a) General Conditions Precedent to Purchaser's Obligations Regarding the Closing. In addition to the conditions to Purchaser's obligations set forth in Sections 5 and 6 above, the obligations and liabilities of Purchaser hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions prior to or simultaneously with the Closing, any of which may be waived by written notice from Purchaser to Seller:

(i)            Seller has materially complied with and otherwise performed each of the material covenants and obligations of Seller set forth in this Agreement.

(ii)           All material representations and warranties of Seller as set forth in this Agreement shall be in all material respects true and correct as of the date of Closing.

(iii)	There has been no adverse change to the title to the Property which has not been cured.

(iv)          _____, _____, _____, _____, _____ and _____ shall have all closed on their respective purchase agreements (the “Affiliate Purchase Agreements” when referring to 2 or more such purchase agreements and the “Affiliate Purchase Agreement” when referring to only one such purchase agreement) with Purchaser, except where failure to close was caused by the buyer’s default under the respective Affiliate Purchase Agreement or the Affiliate Purchase Agreements.

(b)           General Conditions Precedent to Seller’s Obligations Regarding the Closing. The obligations and liabilities of Seller hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions prior to or simultaneously with the Closing, any of which may be waived by written notice from Seller to Purchaser:

(i)            Purchaser has materially complied with and otherwise performed each of the material covenants and obligations of Purchaser set forth in this Agreement.

(ii)           All material representations and warranties of Purchaser as set forth in this Agreement shall be in all material respects true and correct as of the date of Closing.

(iii)          _____, _____, _____, _____, _____ and _____ shall have all closed on the Affiliate Purchase Agreements, except where failure to close was caused by the seller’s (or sellers’) default (or defaults) under the respective Affiliate Purchase Agreement or the Affiliate Purchase Agreements.

(c)           Escrow Closing. Purchaser and Seller shall cooperate in the execution and delivery into escrow on or before the Closing Date, subject only to escrow conditions requiring the delivery and subsequent disbursement from escrow, of all documents and funds required by this Agreement and the Affiliate Purchase Agreements to close the purchase and sale transactions contemplated thereby. Purchaser and Seller intend by this provision to effect the concurrent purchase and sale of all, but not less than all, of the facilities described in the Affiliate Purchase Agreements and this Agreement, collectively, so as to satisfy the conditions precedent set forth in Sections 7 (a) (iv) and 7 (b) (iii) above.

8.	Title and Title Exceptions.

8.1.         Good and marketable fee simple title to the Land and Improvements shall be conveyed by Seller to Purchaser by Limited Warranty Deed or Assignment, free and clear of all liens, easements, restrictions, and encumbrances whatsoever, excepting only the following (hereinafter called the “Permitted Title Exceptions”): (1) zoning ordinances affecting Property, (2) current city, state and county ad valorem property and sanitary taxes not yet due and payable, and (3) other easements and restrictions approved by Purchaser.

8.2.          Purchaser will have until the 40th day after the Effective Date to obtain commitments for title insurance policies for the Property. Purchaser shall have until the 10th day after receipt of all of the title insurance commitments to deliver to Seller written notice (the “Title Notice”) of any objections to title identified in the title insurance commitments, otherwise, Purchaser shall be conclusively presumed to have approved title to the Property. Seller shall have until the 5th day after receipt of the Title Notice to decide whether or not Seller will cure the defects identified in the Title Notice. Failure of Seller to respond shall be deemed to be Seller’s election to not cure said defects. If Seller does not agree to cure said title defects (or Seller is deemed to not agree to cure said title defects), then Purchaser shall have the right to either rescind this Agreement or waive such defects by notice in writing given to Seller. Purchaser’s termination right shall be waived if Purchaser does not exercise the same on or before the earlier of August 14, 2006 or 5 days after receipt of Seller’s election not to cure (as evidenced by Seller’s written refusal to cure or lapse of 5 days after Purchaser’s objections). In the event this Agreement is so rescinded, Purchaser shall be entitled to a refund of the Deposit and the parties shall be discharged from all further obligations or liabilities under this Agreement. If Seller does not timely respond to the Title Notice, Seller shall be deemed to have elected not to cure such title defects.

9.            Representations and Warranties of Seller. As used herein, the term “Seller’s Knowledge” shall mean the knowledge, information and belief of Thelma Wilke, Brian J. McCarthy, William T. McCarthy and Aaron Lawson. Seller hereby makes the following representations and warranties to Purchaser, each of which shall be deemed material:

(a)

Guest Agreements. Seller will not enter into any guest agreements applicable to any guest room or rooms at the Property lasting more than two weeks beyond the Closing at room rates less than provided for in Seller’s ordinary business practices as they exist as of the Effective Date, unless approved by Purchaser, which approval shall not be unreasonably withheld.

(b)

Service Contracts. Attached hereto as Schedule 9b and by this reference made a part hereof is a complete and accurate list and description of all of the material written, service contracts, lease agreements or other agreements (other than the Guest Agreements) which are in effect and which relate to the operation or maintenance of the Property (said agreements being herein collectively referred to as the "Service Contracts") and which Purchaser will assume at Closing. Seller has provided Purchaser with complete and accurate copies of all Service Contracts. Seller has cancelled or will cancel effective as of the Closing, any agreement in the nature of a management agreement or service contract between Seller and any partner of Seller or any party affiliated with or related to Seller or any partner of Seller.

(c)

Warranties and Guaranties. Attached hereto as Schedule 9c and by this reference made a part hereof is a complete and accurate list and description of all of the warranties and guaranties of contractors, vendors, manufacturers and other parties which to Seller’s Knowledge are in effect and to relate to the Property. Within five (5) business days after the effective date of this Agreement, Seller shall provide Purchaser with complete and accurate copies of all such warranties and guaranties which are written, which to Seller’s Knowledge are known to relate to the Property and which are in the possession or control of Seller.

(d)

No Other Agreements. Other than the Guest Agreements, the Service Contracts, and the Permitted Title Exceptions (including any maintenance obligations under easements), to Seller’s Knowledge there are no material leases, service contracts, management agreements, or other agreements or instruments in force and effect, oral or written, that grant to any person whomsoever or any entity whatsoever any right, title, interest or benefit in or to all or any part of the Property, any rights to acquire all or any part of the Property or any rights relating to the use, operation, management, maintenance, or repair of all or any part of the Property, to Seller’s Knowledge.

(e)

No Litigation. There are no actions, suits, or proceedings pending, or to the best of Seller's Knowledge threatened by any organization, person, individual, or governmental agency against Seller with respect to the Property or against the Property, nor to Seller’s Knowledge is there any basis for such action. To Seller’s Knowledge, there are no pending or threatened applications for changes in the zoning applicable to the Property or any portion thereof.

(f)

Condemnation. No condemnation or other taking by eminent domain of the Property or any portion thereof has been instituted and, to Seller’s Knowledge, there are no pending or threatened condemnation or eminent domain proceedings (or proceedings in the nature or in lieu thereof) affecting the Property or any portion thereof or its use.

(g)

Proceedings Affecting Access. There are no pending or, to Seller's Knowledge, threatened proceedings that could have the effect of impairing or restricting access between the Property and adjacent public roads.

(h)

No Assessments. No assessments have been made against the Property that are unpaid, whether or not they have become liens, and no impact fees or similar charges or sums are payable as result of the construction of the Improvements. If the Property, or any part thereof, shall be, or shall have been affected by an assessment or assessments, made on or before the date of Closing, and that are, or may become payable in installments, then for the purposes of this Agreement all of the unpaid installments of any such assessments, shall be deemed to be due and payable immediately and shall be paid and discharged in full by Seller at the Closing.

(i)	Conditions of Improvements. Except as otherwise provided herein, the Property is being purchased “AS IS, WHERE IS.”
(j)

Certificates. To Seller’s Knowledge, there are presently in effect certificates of occupancy, licenses, and permits as may be required for the Property and the present use and occupation of the Property is in compliance and conformity with the certificates of occupancy and all licenses and permits.

(k)	Utilities. To Seller’s knowledge, all utilities necessary for the use of the Property as an extended-stay facility of the size and nature situated thereon are installed and operational.
(l)	Seller Not a Foreign Person. Seller is not a "foreign person" which would subject Purchaser to the withholding tax provisions of Section 1445 of the Internal Revenue Code of 1986, as amended.
(m)

Personal Property. Subject to normal additions and replacements in the ordinary course of business of Seller, Seller is and will, on the Closing date, be the owner of all Personal Property used in connection with the Property and will have full authority to convey same free and clear of all liens and encumbrances except the Permitted Exceptions.

(n)

Inventory. As of Closing, the hotels located on the Property shall be sufficiently stocked with inventory levels of all linens, including sheets and pillow cases, and terrycloth items, including towels, wash clothes, blankets, bedspreads, bath mats, and good quality, new guest supplies as are customarily maintained in the ordinary course of business during Seller’s ownership of the Property.

(o)

Real Property. To Seller’s knowledge, all buildings, structures and other improvements located on the Property are being used and occupied in compliance with and conform to all building, zoning, use and occupancy laws, codes, ordinances, rules, regulations and restrictions, whether federal, state or local, including all such laws which relate to environmental or safety matters.

(p)

Personal Property. To Seller’s knowledge, all machinery, equipment, furniture and fixtures are being used in compliance with and conform to all codes, ordinances, rules, regulations and restrictions, whether federal, state or local, including all such laws which relate to environmental or safety matters.

(q)

Organization, Good Standing and Corporate Power. Augusta, Jonesboro and Savannah are corporations and Chamblee, Greenville, Stone Mountain and Atlanta are limited liability companies, all of which are duly organized, validly existing and in good standing under the laws of the State of Georgia and have the requisite power to own, operate and lease properties and carry on their businesses as now being conducted.

(r)

Corporate Authorization, Binding Effect. The execution, delivery and performance of this Agreement by Seller has been duly authorized by the board of directors and all the shareholders of Augusta, Jonesboro and Savannah and all the members and managers of Chamblee, Greenville, Stone Mountain and Atlanta. This Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Seller and the shareholders of

Augusta, Jonesboro and Savannah and the members of Chamblee, Greenville, Stone Mountain and Atlanta, and this Agreement constitutes the legal, valid and binding obligation of Sellers enforceable in accordance with its terms.

(s)

Financial Statements. Seller has previously furnished to Purchaser (i) the compiled balance sheet of Seller as of December 31, 2005 and December 31, 2004 and the related statements of operations for each of the years ended December 31, 2005, December 31, 2004 and for the period ending March 31, 2006 (the “Financial Information”). The Financial Information provided by Seller to Purchaser is materially correct, complete and accurate in all material respects.

(t)

Environmental. No notice has been served on Seller from any entity, governmental body or individual claiming any violation of any law, regulation, ordinance or code, or requiring compliance with any law, regulation, ordinance or code, demanding payment or contribution, for environmental damage or injury to natural resources. Without limitation of any of the foregoing, Seller has obtained all permits, authorizations, and licenses and caused all notifications to be made as required by all applicable Environmental Laws. Seller has not received any notice, whether written or oral, from any person that Seller or the Property is the subject of any investigation or proceeding pertaining to the presence of or the release or threatened release of any Hazardous Material in violation of applicable Environmental Laws, any claim arising from, based on, or relating to any environmental condition at or involving the Property, or the compliance or noncompliance with any Environmental Laws. To Seller’s Knowledge, based on environmental reports furnished to Seller, there are no underground or above ground tanks or storage vessels presently or formerly used for the storage of any Hazardous Material present at the Property. True and correct copies of all written environmental reports, including but not limited to, Phase I environmental site assessments, Phase II or greater environmental investigation reports, compliance audits, or other assessments, reports, inspections conducted for Seller by independent, unrelated third persons and related to the Property or Seller’s operations on, at, or relating to the Property have been made available to Purchaser for copying and/or inspection and Seller’s Knowledge as to environmental matters affecting the Property is limited to the content of such reports. For purposes of this Agreement:

“Environmental Laws” shall mean any present federal, state, and local law, regulation or ordinance and any amendments thereto, permits, directives, and other requirements of governmental authorities relating to the environment, public health, safety (including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 to 9675), or to any Hazardous Material.

“Hazardous Material” shall mean any substance or material regulated under any Environmental Laws, including without limitation any “hazardous substance,” “solid waste,” “hazardous waste,” “petroleum,” or “petroleum product,” and any other substance or material whose presence could be detrimental to property, health, or the environment.

(u)

Intellectual Property. Schedule 9y attached hereto contains a true, complete and correct list of all trademarks, service marks, trade names and service names, and all registrations and pending applications relating thereto (the “Trademarks”), which the Seller owns or is using in connection with the extended-stay hotel business that Seller is conducting at the Property (the “Business”) or the use of which is necessary for the conduct of the Business as currently being conducted. Seller owns all right, title and interest in and to the Trademarks. All of the Trademarks are in good standing, valid and subsisting and in full force and effect in accordance with their terms. To Seller’s Knowledge, no impediment exists to the Seller’s exclusive ownership, use and validity of any of the Trademarks in connection with the operation of the Business. The Trademarks are owned by Guest House Inn Corp., a Georgia corporation (“Guest House”), an affiliate of Seller. To Seller’s Knowledge, no other person, corporation, partnership, joint venture, organization, association or entity owns any interest in or uses in any way any of the Trademarks, excluding any uses and potential uses by any other parties, whether the past, present or future of the Savannah Suites name in ways that are not hospitality-related, and excluding Savannah Suites Apartments located at 4809 South 107th Avenue, Omaha, Nebraska. None of the Trademarks are involved in, nor are the subject of, any pending or threatened infringement, interference, opposition, or similar action, suit or proceeding or has otherwise been challenged in any way.

(v)

Disclaimer of Other Warranties. EXCEPT FOR EXPRESS WARRANTIES OR REPRESENTATIONS SET FORTH IN THIS AGREEMENT, PURCHASER REPRESENTS, WARRANTS AND ACKNOWLEDGES TO AND AGREES WITH SELLER THAT PURCHASER IS PURCHASING THE PROPERTY IN ITS “AS-IS, WHERE IS” CONDITION “WITH ALL FAULTS” AS OF THE CLOSING DATE AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES, EITHER EXPRESS OR IMPLIED, AS TO ITS CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, OR ANY OTHER WARRANTY OF ANY KIND, NATURE, OR TYPE WHATSOEVER FROM OR ON BEHALF OF SELLER.

EXCEPT FOR EXPRESS WARRANTIES OR REPRESENTATIONS SET FORTH IN THIS AGREEMENT, SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST OR PRESENT, EXPRESS OR IMPLIED, CONCERNING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, STRUCTURAL INTEGRITY, SOIL, SOIL COMPACTION, SUB-SURFACE CONDITIONS OR IMPROVEMENTS, GEOLOGY, THE OPERATION OF BUILDING SYSTEMS, COMPONENTS OR SERVICES, OR ACCESS TO AND FROM THE PROPERTY; (B) THE INCOME TO BE DERIVED FROM THE PROPERTY; (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, INCLUDING THE POSSIBILITIES FOR FUTURE DEVELOPMENT OF THE PROPERTY; (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES, REGULATIONS OR CODES OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, INCLUDING, WITHOUT LIMITATION, THE AMERICANS WITH DISABILITIES ACT OF 1990, ANY AMENDMENTS THERETO AND THE REGULATIONS PROMULGATED THEREUNDER; (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY; (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY; (H) THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS, INCLUDING, WITHOUT LIMITATION, ASBESTOS AND ASBESTOS CONTAINING MATERIALS, AT, UNDER, OR ADJACENT TO THE PROPERTY OR ANY OTHER ENVIRONMENTAL MATTER OR CONDITION OF THE PROPERTY; (I) THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION, DATA, MATERIALS OR CONCLUSIONS CONTAINED IN ANY OF THE INFORMATION PROVIDED TO PURCHASER, INCLUDING, WITHOUT LIMITATION, THE INFORMATION FURNISHED BY SELLER PURSUANT TO THIS AGREEMENT; (J) THE ZONING OF THE PROPERTY, THE ZONING CONDITIONS APPLICABLE TO THE PROPERTY, OR THE USES THAT MAY BE MADE OF THE PROPERTY UNDER THE CURRENT OR ANY FUTURE ZONING OR LAND USE PLAN; OR (K) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY.

EXCEPT FOR EXPRESS WARRANTIES OR REPRESENTATIONS SET FORTH IN THIS AGREEMENT, PURCHASER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY SELLER, ITS AGENTS, EMPLOYEES, SERVANTS, MANAGERS, OFFICERS, DIRECTORS OR ATTORNEYS, OR ANY REAL ESTATE BROKERS, AGENTS, EMPLOYEES, SERVANTS OR OTHER PERSONS, EXCEPT FOR EXPRESS WARRANTIES OR REPRESENTATIONS SET FORTH IN THIS AGREEMENT,.

PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT PURCHASER IS A SOPHISTICATED AND EXPERIENCED PURCHASER OF PROPERTIES SUCH AS THE PROPERTY AND HAS BEEN DULY REPRESENTED BY COUNSEL IN CONNECTION WITH THE NEGOTIATION OF THIS AGREEMENT. SELLER HAS MADE NO AGREEMENT TO ALTER, REPAIR OR IMPROVE ANY OF THE PROPERTY. THE TERMS OF THIS STIPULATION SHALL SURVIVE THE CLOSING.

At Closing, Seller shall represent and warrant to Purchaser to Seller’s Knowledge that all such material representations and warranties of Seller in this Agreement remain true and correct in all material respects as of the date of the Closing, except for any changes in any such representations or warranties that occur and are disclosed by Seller to Purchaser expressly and in writing at any time and from time to time prior to Closing upon their occurrence, which disclosures shall thereafter be updated by Seller to the date of Closing.

10.	Seller's Additional Covenants. Seller does hereby further covenant and agree as follows:
(a)

Operation of Property. Seller hereby covenants that, from the date of this Agreement up to and including the date of Closing, Seller shall: (i) not negotiate with any third party respecting the sale of the Property or any interest therein, (ii) except in the ordinary course of business as Seller has done in the past, or enter into any new material lease, contract, or other agreement respecting the Property (other than Guest Agreements in the ordinary course of Seller’s business as Seller has done in the past), not grant or otherwise create or consent to the creation of any easement, restriction, lien, assessment, or encumbrance respecting the Property, and cause the Property to be operated, maintained, and repaired in the same manner as the Property is currently being operated, maintained, and repaired.

(b)

Insurance. From and after the date of this Agreement to the date and time of Closing, Seller shall, at its expense, continue to maintain the all risk fire and extended coverage insurance policy covering the Property and the liability policy covering the Property which are currently in force and effect or comparable policies.

11.              Closing. Provided that all of the conditions set forth in this Agreement are theretofore fully satisfied or performed, the consummation of the sale by Seller and purchase by Purchaser of the Property (herein referred to as the "Closing") shall be held on August 15, 2006, at the office of the Escrow Agent described in Section 2. The Closing shall occur at 1:30 p.m.

12.              Seller's Closing Documents. For and in consideration of, and as a condition precedent to Purchaser's delivery to Seller of the Purchase Price described in Section 3 hereof, Seller agrees to execute any of the following documents that may be required by Purchaser (all of which shall be duly executed, acknowledged, and notarized where required and shall survive the Closing):

(a)

Limited Warranty Deeds. Limited Warranty Deeds, in the form attached hereto as Schedule 12a, conveying to Purchaser marketable fee simple and leasehold title to the Land and Improvements, as the case may be, together with all rights, members, easements, and appurtenances thereof, subject only to the Permitted Title Exceptions. The legal description set forth in the Limited Warranty Deeds and the Assignment shall be identical to Schedule 1a attached hereto;

(b)	Bill of Sale. A Bill of Sale conveying to Purchaser marketable title to the Personal Property in the form attached hereto as Schedule 12b;
(c)	Blanket Transfer. A Blanket Transfer and Assignment;
(d)

Assignment and Assumption of Guest Agreements. An Assignment and Assumption of Guest Agreements, and service contracts to be assumed by Purchaser, assigning to Purchaser all of Seller's right, title, and interest in and to the Guest Agreements, the guest charges thereunder, and service contracts to be assumed by Purchaser, in the form attached hereto as Schedule 12d;

(e)

Seller's Certificate. A certificate evidencing the reaffirmation of the truth and accuracy of Seller's representations, warranties, and agreements set forth in this Agreement, in the form attached hereto as Schedule 12e;

(f)	Seller's Affidavit. A customary Seller's Affidavit, in the form required by Escrow Agent;
(g)	Guest Agreements. At Closing, Seller shall ensure that the originals of all guest agreements still in effect for each hotel located on the Property will be located at said hotel;
(h)	Service Contracts. The original or a copy of each Service Contract;
(i)

Corporate Resolution. A copy of a resolution of the Board of Directors and/or Members of Seller, certified by the Secretary or Assistant Secretary of Seller to be in force and unmodified as of the date and time of Closing, authorizing the execution and delivery of documents required hereunder and reasonably satisfactory to the title company issuing title insurance for this transaction;

(j)	Georgia Residency. A Georgia residency affidavit indicating that Seller is a Georgia residency or is deemed a charge residency and is exempt from any withholding taxes under Georgia law;
(k)

Noncompetition Agreement. The Noncompetition Agreement (the “Noncompetition Agreement”) in the form attached hereto at Schedule 12k. Seller shall also cause Guest House, Thelma Wilke, Brian J. McCarthy, William T. McCarthy and Aaron Lawson (collectively, the “Principals”) to execute the Noncompetition Agreement at Closing.

(l)	Other Documents. Such other documents as shall be reasonably required by Purchaser's counsel.

At closing, Seller shall also cause Guest House to execute that certain License Agreement (the “License Agreement”), concerning the tradename “Savannah Suites”, in the form attached hereto at Schedule 12m, and that certain Management Agreement (the “Management Agreement”), concerning management of the Property on behalf of the Purchaser, in the form attached hereto as Schedule 12n.

At closing, Seller shall also cause Seller, Guest House and the Principals to execute that certain Right of First Offer Agreement (the “Right of First Offer Agreement”) in the form attached hereto as Schedule 12o.

13.              Purchaser's Closing Documents. Purchaser shall obtain or execute, at Purchaser's expense, and deliver to Seller at Closing the following documents, all of which shall be duly executed and acknowledged where required and shall survive the Closing:

(a)	Assignment and Assumption of Guest Agreements. The Assignment and Assumption of Guest Agreements and service contracts to be assumed by Purchaser.
(b)	Blanket Transfer. A Blanket Transfer and Assignment.
(c)	Settlement Statement. A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement;
(d)

Resolution. A copy of a resolution of the General Partner of Purchaser, to be in force and unmodified as of the date and time of Closing, authorizing the execution and delivery of documents required hereunder.

(e)	Noncompetition Agreement. The Noncompetition Agreement.
(f)	License Agreement. The License Agreement.
(g)	Management Agreement. The Management Agreement.

(h)	Right of First Offer. The Right of First Offer Agreement.
(i)	Other Documents. Such other documents as shall be reasonably required by Seller's counsel.

14.              Closing Costs. Seller shall pay the cost of any transfer tax imposed by the State of Georgia and/or the State of South Carolina upon the conveyance of the Property pursuant hereto, the attorneys' fees of Seller, and all other costs and expenses incurred by Seller in closing and consummating the purchase and sale of the Property pursuant hereto. Purchaser shall pay the recording fees on the Limited Warranty Deed and Assignment of the Property from Seller to Purchaser to be recorded in connection with this transaction, the attorneys' fees of Purchaser, cost of survey, title examination and title insurance premiums, all due diligence expenses for inspection and testing of the Property, the cost of audits or appraisals performed with respect to the Property and all other costs and expenses incurred by Purchaser in closing and consummating the purchase and sale of the Property pursuant hereto including any loan assumption fee(s). The parties hereto agree to indemnify each other for the cost to be paid by each party hereto as set forth in this Section 14, whether in the event this transaction closes or in the event this transaction fails to close (except with respect to the non-defaulting party where failure to close is caused by the default of the other party hereto). This indemnity includes all attorneys’ and consultants’ fees, litigation expenses, bonding premiums, and other related costs and expenses, in addition to all damages, liabilities, claims and losses.

15.              Prorations. The following items shall be prorated and/or credited between Seller and Purchaser as of Midnight preceding the date of Closing:

(a)

Guest Charges. Purchaser shall receive a credit for all Guest charges and other income of the Property (other than security deposits) collected by Seller from all Guests (“Guest Charges”) for any period on or after the date of the Closing. Purchaser shall also receive a credit against the Purchase Price payable by Purchaser to Seller at Closing for any guest charges or other sums (not including security deposits) prepaid by any Guest for any period on or after the date of the Closing, or otherwise. Purchaser shall receive a credit against the Purchase Price payable by Purchaser to Seller at Closing for the total sum of all security deposits paid by Guests under Guest Agreements and not theretofore applied to delinquent charges payable by the applicable Guest. Seller hereby acknowledges that Purchaser shall not be legally responsible to Seller for the collection of any uncollected Guest Charges or other income under any of the Guest Agreements that is past due or otherwise due and payable as of the date of Closing. Purchaser agrees that if (a) a Guest is in arrears on the date of Closing in the payment of any Guest Charges under such Guest's Guest Agreement, and (b)upon Purchaser's receipt of any guest charges or other payment from such Guest, such Guest is, or after application of a portion of such payment will be, current under such Guest Agreement in the payment of all accrued charges that become due and payable on the date of Closing or thereafter and in the payment of any other obligations of such Guest to Purchaser, then Purchaser shall refund to Seller, out of and to the extent of the portion of such payment remaining after Purchaser deducts therefrom any and all sums due and owning it from such Guest from and after the date of Closing, an amount up to the full amount of any arrearage existing on the date of Closing.

(b)

Property Taxes. City, state, county, and school district ad valorem taxes and personal property taxes based on the ad valorem tax bills and personal property taxes for the Property, if then available, or if not, then on the basis of the latest available tax figures and information. Should such proration be based on such latest available tax figures and information and prove to be inaccurate on receipt of the ad valorem tax bills and personal property tax bills for the Property for the year of Closing, either Seller or Purchaser, as the case may be, may demand at any time after Closing a payment from the other correcting such malapportionment. In addition, if after Closing there is an adjustment or reassessment by any governmental authority with respect to, or affecting, any ad valorem taxes or personal property taxes for the Property for the year of Closing or any prior year, (i) any additional tax payment or reduction in tax payment for the Property required to be paid with respect the year of Closing shall be prorated between Purchaser and Seller, (ii) any such additional tax payment for the Property for any year prior to the year of Closing shall be paid by Seller, and (iii) any refund in a tax payment made with respect to the Property for any year prior to the Closing shall be returned to the Seller. This agreement shall expressly survive the Closing.

(c)	Utility Charges. Seller shall pay all utility bills received prior to Closing and shall be responsible for utilities furnished to the Property prior to Closing. Purchaser shall be responsible for the payment of all bills for utilities furnished to the Property subsequent to the Closing. Seller and Purchaser hereby agree to prorate as of midnight preceding the date of Closing and pay their respective shares of all utility bills received subsequent to Closing (if they include a service period prior to the date of Closing), which agreement shall survive Closing. Seller shall be entitled to all deposits presently in effect with the utility providers.

(d)	Service Contracts. Charges under the Service Contracts shall be prorated as of Midnight preceding the date of Closing.

16.              Purchaser's Default. In the event of default by Purchaser under the terms of this Agreement or under the terms of any of the Affiliate Purchase Agreements, at Seller’s option: (i) Seller may receive the Earnest Money as liquidated damages and thereafter the parties hereto shall have no further rights or obligations hereunder whatsoever; (ii) or Seller may pursue any other legal remedies available. It is hereby agreed that Seller's damages will be difficult to ascertain and that the Earnest Money constitutes a reasonable liquidation thereof and is intended not as a penalty, but as fully liquidated damages.

17.              Seller's Default. In the event of default by Seller under the terms of this Agreement or under the terms of any of the Affiliate Purchase Agreements, except as otherwise specifically set forth herein, at Purchaser’s option: (i) Purchaser may terminate this Agreement by written notice to Seller, whereupon the Earnest Money shall be immediately returned by Escrow Agent to Purchaser, and the parties hereto shall have no further rights or obligations hereunder whatsoever; or (ii) Purchaser may pursue any other legal remedies available, but Purchaser waives any right to sue for specific performance of this Agreement.

18.              Condemnation. If, prior to the Closing, all or any material part of the Property [which Purchaser reasonably determines will interfere with the operation of the Property and which has a value (or cost to repair the remainder) in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) is subjected to a bona fide threat of condemnation by a body having the power of eminent domain or is taken by eminent domain or condemnation (or sale in lieu thereof), or if Seller has received notice that any condemnation action or proceeding with respect to the Property is contemplated by a body having the power of eminent domain, Seller shall give Purchaser immediate written notice of such threatened or contemplated condemnation or of such taking or sale, and Purchaser may by written notice to Seller given within thirty (30) days of the receipt of such notice from Seller, elect to cancel this Agreement. If Purchaser chooses to cancel this Agreement in accordance with this Paragraph 17, then the Earnest Money shall be returned immediately to Purchaser by Escrow Agent and the rights, duties, obligations, and liabilities of the parties hereunder shall immediately terminate and be of no further force and effect. If Purchaser does not elect to cancel this Agreement in accordance herewith, this Agreement shall remain in full force and effect and the sale of the Property contemplated by this Agreement, less any interest taken by eminent domain or condemnation, or sale in lieu thereof, shall be effected with no further adjustment and without reduction of the Purchase Price, and at the Closing, Seller shall assign, transfer, and set over to Purchaser all of the right, title, and interest of Seller in and to any awards that have been or that may thereafter be made for such taking. At such time as all or a part of the Property is subjected to a bona fide threat of condemnation and Purchaser shall not have elected to terminate this Agreement as hereinabove provided, Purchaser shall be permitted to participate in the proceedings as if Purchaser were a co-party to the action and Seller shall not settle or agree to any award or payment pursuant to condemnation, eminent domain, or sale in lieu thereof without obtaining Purchaser's prior written consent thereto in each case.

19.              Damage or Destruction. If any of the Improvements shall be destroyed or damaged prior to the Closing, and the estimated cost of repair or replacement exceeds Two Hundred Fifty Thousand Dollars ($250,000.00), Purchaser may, by written notice given to Seller within twenty (20) days after receipt of written notice from Seller of such damage or destruction, elect to terminate this Agreement, in which event the Earnest Money shall immediately be returned by Escrow Agent to Purchaser and the rights, duties, obligations, and liabilities of all parties hereunder shall immediately terminate and be of no further force or effect. If Purchaser does not elect to terminate this Agreement pursuant to this Section 19, or has no right to terminate this Agreement (because the damage or destruction does not exceed $250,000.00), and the sale of the Property is consummated, Purchaser shall be entitled to receive all insurance proceeds paid or payable to Seller by reason of such destruction or damage under the insurance required to be maintained by Seller pursuant to Section 10(d) hereof (less amounts of insurance therefore received and applied by Seller to costs actually incurred for restoration). Seller shall not settle or release any damage or destruction claims without obtaining Purchaser's prior written consent in each case. All said insurance proceeds received by Seller by the date of Closing shall be paid or credited by Seller to Purchaser at Closing, together with the lesser of (i) that amount necessary to cover any difference between the amount of such proceeds and the estimated cost of repair or replacement, or(ii) Ten Thousand Dollars ($10,000.00). In addition, at Closing, Seller shall pay over to Purchaser, and assign to Purchaser, all proceeds of loss insurance for the period of time commencing on the date of Closing. If the amount of said casualty or loss insurance proceeds is not settled by the date of Closing, Seller shall execute at Closing all proofs of loss, assignments of claim, and other similar instruments in order that Purchaser receive all of Seller's right, title, and interest in and under said insurance proceeds.

20.              Assignment. This Agreement and Purchaser's rights, duties, and obligations hereunder may not be delegated, transferred, or assigned by Purchaser without the prior written consent of Seller, such consent to be granted or withheld in Seller’s sole and absolute discretion; provided, however, that Purchaser may assign this Agreement to an assignee (a “Permitted Assignee”) controlled by Purchaser, that controls Purchaser or under common control with Purchaser, provided, further, that Purchaser shall not be released from the obligations hereunder. As used herein, the term “control” shall mean ownership of at least 51% of the equity interest in such entity. After the Closing, Purchaser may not assign the Noncompetition Agreement, the License Agreement, the Management Agreement or the Right of First Offer Agreement except to a Permitted Assignee.

21.          Representations of Broker. Seller and Purchaser acknowledge that they have not relied upon the advice or representations, if any, of Broker, or of any associate broker, or salespersons, concerning: (1) the legal and tax consequences of the sale of Property; (2) purchase and ownership of Property; (3) the structural condition of Property; (4) the operating condition of any business; (5) the operating condition of the electrical, heating, air conditioning, plumbing, water heating systems and appliances on Property; (6) the availability of utilities to Property; (7) the investment potential or resale value of Property; or (8) the financial ability of Purchaser. Seller and Purchaser both acknowledge that if such matters have been a concern to them, they have sought and obtained Independent advice relative thereto.

22.          Real Estate Commission. Purchaser and Seller each hereby represent and state to the other that no party other than Hospitality International Real Estate, Inc. and First Georgia Equities Ltd. (“Brokers”) is entitled as a result of the actions of Seller or Purchaser, as the case may be, to a real estate commission or other fee resulting from the execution of this Agreement or the transactions contemplated hereby, and Seller and Purchaser hereby agree to indemnify, defend and hold each other harmless from and against any and all costs, damages and expenses, including attorney's fees, resulting, directly or indirectly, from any such claim arising out of the actions of or contact with Seller or Purchaser, as the case may be. This representation, warranty and indemnity shall survive the rescission, cancellation, termination or consummation of this Agreement. Brokers’ fees are to be paid by Seller if and only if the sale of the Property closes.

23.              Notices. Wherever any notice or other communication is required or permitted hereunder, such notice or other communication shall be in writing and shall be delivered by overnight courier, by hand, or sent by U.S. registered or certified mail, return receipt requested, postage prepaid, to the addresses set out below or at such other addresses as are specified by written notice delivered in accordance herewith:

PURCHASER:	Supertel Limited Partnership
Attn: President
309 North 5th Street
Norfolk, NE 68702

SELLER:	________________
Attn: Thelma J. Wilke
1155 Hammond Drive
Building D, Suite 4080
Atlanta, GA 30328

ESCROW AGENT:	Platte County Title & Escrow Company
Attn: Lori Wessel
2511 15th Street
Columbus, NE 68601

Any notice or other communication mailed as hereinabove provided shall be deemed effectively given or received on the date of delivery, if delivered by hand or by overnight courier, or otherwise on the third (3rd) business day following the postmark date of such notice or other communication. Counsel for the parties hereto may send notices on behalf of their clients.

24.              Possession. Possession of the Property shall be granted by Seller to Purchaser on the date of Closing, subject only to the Guest Agreements and the Permitted Exceptions.

25.              Time Periods. If the time period by which any right, option, or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday, or holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled business day.

26.              Survival of Provisions. All covenants, warranties, and agreements set forth in this Agreement shall survive the execution or delivery of any and all deeds and other documents at any time executed or delivered under, pursuant to, or by reason of this Agreement, and shall survive the payment of all monies made under, pursuant to, or by reason of this Agreement for a period of 6 months after the Closing (the “Survival Period”). Any claims for breach shall be presented and filed prior to the expiration of the Survival Period and if not so presented and filed, shall be deemed waived and released. Seller’s liability in the aggregate for all claims shall be limited to $30,000.00 (the “Cap”); provided, however, the Cap shall not apply to: (a) Guest Charges payable to Purchaser pursuant to Section 15(a) which have been collected by Seller but not remitted to Purchaser; (b) any rental payments, under any leases assumed by Purchaser hereunder, for any periods prior to the Closing; and (c) any rental payments due pursuant to any leases of real or personal property not disclosed by Seller to Purchaser prior to the expiration of the Inspection Period.

27.              Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules, and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.

28.              General Provisions. No failure of either party to exercise any power given hereunder or to insist upon strict compliance with any obligation specified herein, and no custom or practice at variance with the terms hereof, shall constitute a waiver of either party's right to demand exact compliance with the terms hereof. This Agreement contains the entire agreement of the parties hereto, and no representations, inducements, promises, or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect. Any amendment to this Agreement shall not be binding upon the parties hereto unless such amendment is in writing and executed by all parties hereto. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors, and assigns. Time is of the essence of this Agreement. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement. The headings inserted at the beginning of each paragraph or section are for convenience only, and do not add to or subtract from the meaning of the contents of each paragraph or section. This Agreement shall be construed and interpreted under the laws of the State of Georgia. Except as otherwise provided herein, all rights, powers, and privileges conferred hereunder upon the parties shall be cumulative but not restrictive to those given by law. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender shall include all genders, and all references herein to the singular shall include the plural and vice versa.

29.              Effective Date. The "Effective Date" of this Agreement shall be deemed to be the date this Agreement is fully executed by both Purchaser and Seller and a fully executed original counterpart of this Agreement has been received by both Purchaser and Seller.

30.              The principals of Seller are each licensed real estate brokers licensed in Georgia acting as a principal, namely, Thelma Wilke, Brian J. McCarthy, and Aaron Lawson.

31.              Section 1031 Exchange of Property. Seller shall have the right, pursuant to the terms and conditions of this paragraph, to effectuate with respect to the Property a nontaxable exchange of real estate within the meaning of §1031 of the Internal Revenue Code of 1986, as amended; provided, however, that Seller's performance hereunder is in no way contingent upon the effectuation of such an exchange. At any time prior to the closing of the sale of the Property, Seller may locate and select the property or properties Seller desires to acquire by this exchange (hereinafter collectively the "Exchange Parcel").

At Closing under this Agreement, Seller shall have Purchaser place into escrow with a title insurance company selected by Seller, as escrow agent, all or any part of the proceeds from the sale of its Property for the purpose of conducting a tax-free exchange of real property. In such event, Seller shall identify an Exchange Parcel within forty-five (45) days after the closing of this transaction, and Seller shall close the purchase of the Exchange Parcel within the time periods provided in '1031 substantially in accordance with the terms and conditions of this paragraph, and applicable IRS regulations under '1031, which provide that title to the Exchange Property may be directly deeded to Seller. In the event Seller does not designate an Exchange Parcel within 45 days of the closing of this transaction or does not close on the purchase of a designated Exchange Parcel within the time periods provided in '1031, then Purchaser shall, immediately after receipt of written request by Seller, authorize escrow agent to disperse such proceeds and any interest thereon to Seller, and neither party shall have any further rights or obligations under this Agreement, except for any which by their terms survive the Closing of this transaction.

In the event the cost of the Exchange Parcel is greater than the Purchase Price of the Property allocable to Seller, as adjusted as provided herein, Seller shall, prior to or at the closing of the Exchange Parcel, advance that amount of cash by which the cost of the Exchange Parcel exceeds the Purchase Price. In the event that the cost of the Exchange Parcel shall be less than the Purchase Price of the Property, as adjusted as provided herein, Seller shall receive a sum equal to the difference between the cost of the Exchange Parcel and the Purchase Price of the Property from the escrow agent to whom Sellers' sole proceeds were delivered.

Purchaser shall incur no obligation or liability whatsoever in connection with the acquisition of the Exchange Parcel over and above any obligation or liability required to be incurred by Purchaser pursuant to the terms of this Agreement. Purchaser shall have no liability whatsoever with respect to the Exchange Parcel and shall not incur any obligation for which Purchaser would have any liability.

Purchaser acknowledges that as part of the exchange contemplated by this Section 31, Seller may transfer the Property to its members [shareholders] prior to the conveyance of the Property to Purchaser; provided, however, such conveyance shall not release Seller from its obligations hereunder and such members [shareholders] shall be obligated to complete all of Seller’s obligations under this Agreement. If Seller elects to transfer the Property to its members [shareholders] prior to conveyance of the Property to Purchaser, then Seller at the Closing shall pay for any costs incurred by Purchaser to conduct any UCC financing statement, lien, tax lien and/or bankruptcy search on said members [shareholders].

32.              No Recording. Unless and until Purchaser shall have closed on the transaction contemplated by this Agreement, Purchaser shall not record this Agreement, any memorandum of this Agreement, any affidavit relating to this Agreement or the Property, or any other writing relative thereto, including, without limitation, any notice of lis pendens or of other claim of lien against the Property, in any real estate or other public records that may affect title to the Property.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day, month and year first above written.

"SELLER": ______________________________

By:_______________________________________
Printed Name: Brian McCarthy_________________
Title: President_____________________________

Date:_____________________________________

"PURCHASER”: SUPERTEL LIMITED PARTNERSHIP

By: Supertel Hospitality REIT Trust
General Partner

By:_________________________________________

Printed Name:________________________________

Title:_______________________________________

Date:_______________________________________

“ESCROW AGENT”: PLATTE COUNTY TITLE &
ESCROW COMPANY

By:_________________________________________

Printed Name:________________________________

Title:_______________________________________

Date:_______________________________________